Exhibit 10.1
     SEVENTH AMENDMENT TO MOLECULAR INSIGHT PHARMACEUTICALS, INC., GREENWORKS LEASE
     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, RayJoe Limited Partnership (“Landlord”) and Molecular InSight Pharmaceuticals, Inc., (“Tenant”), confirm the following facts and their agreement as follows:
     1. Recitals. Landlord and Tenant are parties to a Lease Agreement dated June 19, 2003, as amended on August 26, 2003, January 27, 2005, March 30, 2005, August 16, 2005, January 30, 2006, and March 6, 2006 (“Lease”). By mutual agreement, the parties hereby agree to lease additional office spaces until the expiration date of the Lease on June 30, 2008. The additional spaces are shown under attached EXHIBITS A-1 and A-2. The purpose of this writing is to set forth the entire agreement of the parties with respect thereto.
     2. Amendment. The Lease is hereby amended as follows:
A.	Additional Office Spaces: Tenant shall lease additional office spaces: Unit # 3A, as is, containing approximately 300 rsf, Unit # 3B, as is, containing approximately 313 rsf, first floor hallway area, as is, containing approximately 345 rsf, and second floor hallway area, as is, containing approximately 2,227 rsf, commencing on January 1, 2008 until June 30, 2008 (“Additional Office Spaces”). Landlord agrees to deliver Additional Office Spaces vacant and in broom-clean condition. Landlord further agrees to deliver first floor hallway area and second floor hallway area for the exclusive use of Tenant. Tenant agrees that Landlord has made no representations or warranties respecting the condition of the Additional Office Spaces, except as hereinabove provided.
B.	Fixed Rent for Additional Office Spaces: Tenant shall pay Fixed Rent for the Additional Office Spaces (“Rent”), as follows:

Unit	Yearly Rent:	Monthly Rent:	Rent psf:
3A	$10,500.00	$875.00	$35.00
3B	$10,944.00	$912.00	$35.00
1ST Floor Hallway	$9,660.00	$805.00	$28.00
2nd Floor Hallway	$62,352.00	$5,196.00	$28.00
C.	Additional Rent Adjustment Percentages:

1.	Tax Charge: Commencing on January 1, 2008 Tenant shall pay 61 % of real estate taxes for the Property over the 2008 fiscal year tax base, as additional rent.

2.	Operating Cost: Commencing on January 1, 2008, Tenant shall pay 61 % of total operating expenses for the Property, as additional rent.

D.	Additional Office Spaces Scheduled Delivery: The Additional Office Spaces are scheduled to be delivered on or about January 2, 2008. In the event that any portion of the Additional Office Spaces is not delivered to Tenant on or about January 2, 2008, Landlord and Tenant mutually agree to extend the delivery date for said unavailable space, and proportional adjustments will be made to the Fixed and Additional Rents to reflect the delay.

     3. General. The individual signing this writing on behalf of Tenant personally represents and warrants to Landlord that all necessary corporate action authorizing this Amendment has been duly taken and that upon the execution and delivery hereof, this writing shall be binding upon the Tenant and enforceable in accordance with its terms. Landlord and Tenant confirm that, as except as modified hereby, the Lease remains in full force and effect upon all the other terms and provisions.
EXECUTED as a sealed instrument January 18, 2007.

LANDLORD:		TENANT:
RAYJOE LIMITED PARTNERSHIP		MOLECULAR INSIGHT
By: KDO Real Estate Holdings, Inc.		PHARMACEUTICALS, INC.
General Partner

By:	s/ Robert A. Kaloosdian	By:	/s/ Donald Wallroth

Name: Robert A. Kaloosdian		Name: Donald Wallroth
President, duly authorized		Title: CFO, as duly authorized.

ATTEST By:

/s/ Heather Preis

Name: Heather Preis
Title: Sr. Mgr. Facilities